EXHIBIT 1

IDENTITY OF GROUP MEMBERS

Erik E. Bergstrom Charitable Remainder Trust

Edith H. Bergstrom

Edith H. Bergstrom Living Trust

Erik E. and Edith H. Bergstrom Foundation

Julia R. Bolous

Janet Greig

Wylie Greig